Exhibit 99.1

VPC Impact Acquisition Holdings III, Inc. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing April 26, 2021

Chicago, IL, April 23, 2021 (BUSINESS WIRE) — VPC Impact Acquisition Holdings III, Inc. (NYSE: VPCC.U) (the “Company”) announced today that holders of the Company’s units sold in its initial public offering may elect to separately trade the shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and redeemable warrants included in its units commencing on or about April 26, 2021.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A Common Stock and warrants that are separated will trade on The New York Stock Exchange (“NYSE”) under the symbols “VPCC” and “VPCC WS,” respectively. Those units not separated will continue to trade on NYSE under the symbol “VPCC.U.” Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into shares of Class A Common Stock and warrants.

The units were initially offered by the Company in an underwritten offering. Citigroup Global Markets Inc. and Jefferies LLC acted as joint book-running managers for the offering. A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from (i) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone: 800-831-9146, or (ii) Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given as to the consummation of any business combination or the terms thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Victory Park Capital

Julia Sahin, Edelman

Julia.Sahin@edelman.com

646.301.2968